The Principal(R)
          Financial                                       Principal Mutual
          Group                                           Life Insurance Company


April 13, 1998

RE:      PRINFLEX VARIABLE LIFE -- PRINCIPAL MUTUALS FLEXIBLE
         PREMIUM VARIABLE LIFE INSURANCE POLICY

Dear Sir or Madam:

In my capacity as Assistant Actuary of Principal Mutual Life Insurance Company ("Principal Mutual"), I have provided actuarial advice concerning, and participated in, the design of, Principal Mutual's Flexible Premium Variable Life Insurance Policy (the "Policy"). I also provided actuarial advice concerning the preparation of a registration statement on form S-6 for filing with the Securities Exchange Commission under the Securities Act of 1933 in connection with the Policy. In my opinion:

         a)     the  federal  tax  charge  of  1.25%  of  premium  for  deferred acquisition costs is reasonable in relation to Principal Mutual's increased tax burden under Section 848 of the Internal Revenue Code of 1986 as amended. In addition, it is my professional opinion that the 11% rate of return, and the assumptions on which that rate is based, are reasonable for use in calculating such charges.

         b) the illustrations of death benefits, account values, surrender values and accumulated premiums in the prospectus are based on assumptions stated in the illustrations, consistent with the provisions of the Policy. Such assumptions, including the assumed current charge levels are reasonable. The Policy has not been designed so as to make the relationship between premium and benefits, as shown in the illustration, appear to be correspondingly more favorable to a prospective purchaser of the Policy at the ages, genders and underwriting classes shown, than to prospective purchasers at other ages, genders and underwriting classes. Nor were the particular illustrations shown selected for the purpose of making this relationship appear more favorable.

I hereby consent to the use of this opinion as an exhibit to the registration statement and to the reference to my name under the heading "Experts" in the prospectus.

Very truly yours,


/s/Lisa Ford


Lisa Ford
Assistant Actuary
Phone:  515-248-3792; Fax:  515-362-0056


Mailing Address: Des Moines, Iowa 50392-0001 (515) 247-5111